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                                   EXHIBIT 16

                  [Letterhead of McKennon Wilson & Morgan LLP]

May 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated May 16, 2002 for registrant, Force 10 Trading, Inc., and are in agreement with the statements in contained therein.

Very truly yours,

/s/  McKennon, Wilson & Morgan LLP

McKennon, Wilson & Morgan LLP